EXHIBIT 99.1

1180 Veterans Blvd. South San Francisco, CA 94080 Main Phone: 650.624.1100 FAX: 650.624.1101 http://www.rigel.com

Rigel Announces Fourth Quarter and Year End 2006 Financial Results

 SOUTH SAN FRANCISCO, Calif. – February 6, 2007 - Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the fourth quarter and year ended December 31, 2006.

For the fourth quarter of 2006, Rigel reported a net loss of $15.5 million, or $0.62 per share, compared to a net loss of $8.9 million, or $0.36 per share, in the fourth quarter of 2005. Weighted average shares outstanding for the fourth quarters of 2006 and 2005 were 25.1 million and 24.5 million, respectively.

Rigel reported revenue from collaborations of $3.1 million in the fourth quarter of 2006, compared to $6.0 million in the fourth quarter of 2005. Revenue in the fourth quarter of 2005 included $2.5 million related to the upfront amortization for the Serono collaboration signed in October 2005.

Total operating expenses were $20.0 million in the fourth quarter of 2006, compared to operating expenses of $16.1 million in the fourth quarter of 2005. The increase in operating expenses was primarily due to stock-based compensation expense of $2.4 million in the fourth quarter of 2006, compared to stock-based compensation recovery of $2.2 million in the same period last year.

For the year ended December 31, 2006, Rigel had revenues of $33.5 million and a net loss of $37.6 million, or a loss per share of $1.51.  This compares to revenues of $16.5 million and a net loss of $45.3 million, or a loss per share of $2.07 for the same period in 2005.

As of December 31, 2006, Rigel had cash, cash equivalents and available-for-sale securities of $104.5 million, compared to $115.0 at September 30, 2006 and $138.2 million at December 31, 2005.  Net cash used in the fourth quarter of 2006 was $10.5 million.

“The steady progress of our clinical development programs, particularly in regard to our lead product candidate, R788, has expanded our efforts into additional indications, including immune thrombocytopenic purpura (ITP) and lymphoma.” said James M. Gower, chairman and chief executive officer of Rigel. “In 2007, we anticipate being able to deliver Phase 2 data for R788 in the clinical areas of ITP and rheumatoid arthritis, while we continue to advance other product candidates in our growing portfolio.”

Recent Events:

•                  Initiated a Phase 2 study of R788 for the treatment of ITP (2007)

•                  Filed an investigational new drug (IND) application with the U.S. Food and Drug Administration for R788 for the treatment of lymphoma (Fourth Quarter of 2006)

•                  Selected R348, an orally-available, selective inhibitor of Janus Kinase 3 (JAK3) to enter preclinical studies (Fourth Quarter of 2006)

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory diseases, cancer and viral diseases. Our goal is to file one new IND in a significant indication each year. We have achieved this goal since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. We have product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis, thrombocytopenia, and asthma and allergy, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans with respect to clinical development of product candidates and expansion of its product portfolio. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “promising,” “expects,” “anticipates” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Form 10-Q for the quarter ended September 30, 2006. Rigel does not undertake any obligation to update forward-looking statements.

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Contact: Ryan Maynard

Phone: (650) 624-1284

Email: invrel@rigel.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues:
Contract revenues from collaborations	$3,128	$6,020	$33,473	$16,526

Operating expenses:
Research and development	13,685	14,958	50,453	53,505
General and administrative	3,895	3,376	13,488	13,033
Stock-based compensation expense/(recovery) (see Note A)	2,442	(2,228)	12,579	(2,090)
Total operating expenses	20,022	16,106	76,520	64,448
Loss from operations	(16,894)	(10,086)	(43,047)	(47,922)
Interest income, net	1,438	1,193	5,410	2,666
Net loss	$(15,456)	$(8,893)	$(37,637)	$(45,256)
Net loss per common share, basic and diluted	$(0.62)	$(0.36)	$(1.51)	$(2.07)
Weighted average shares used in computing
net loss per common share, basic and diluted	25,093	24,524	24,936	21,857

Note A

Stock-based compensation expense/(recovery) excluded from:

Research and development	$1,317	$(1,576)	$6,515	$(1,467)
General and adminstrative	1,125	(652)	6,064	(623)
	$2,442	$(2,228)	$12,579	$(2,090)

SUMMARY BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2006	2005(1)
	(unaudited)
Cash, cash equivalents and available for sale securities.	$104,471	$138,196
Total assets	113,240	147,668
Stockholder's equity	87,229	108,588

(1)  Derived from audited financial statements